EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report dated March 22, 2002, with respect to the financial statements of e-Perception Technologies, Inc. as of December 31, 2001 and 2000 and for the year ended December 31, 2001 and the period from inception (March 6, 2000) to December 31, 2000, in the Form 8-K/A.


/s/ Stonefield Josephson, Inc.

Certified Public Accountants

Irvine, California
April 2, 2002